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                          BT ALEX. BROWN INCORPORATED
                              130 LIBERTY STREET
                           NEW YORK, NEW YORK  10006

                                                                  EXHIBIT (b)(6)




                                           March 22, 1999


Building One Services Corporation
800 Connecticut Avenue, NW
Suite 1111
Washington, D.C.  20006

Attention:  Joseph M. Ivey
            Timothy C. Clayton

Ladies and Gentlemen:

        You have advised BT Alex. Brown Incorporated ("BTAB") that Boss Investment LLC ("Boss"), an affiliate of Apollo Management, L.P. ("Apollo"), intends to acquire through a newly-formed wholly-owned subsidiary, $100 million initial principal amount of 7 1/2% Convertible Junior Subordinated Debentures due 2012 (the "Convertible Debentures") to be issued by Building One Services Corporation (the "Company") (which when issued shall initially represent, on an as-converted basis, approximately 18% of the outstanding common stock of the Company). In connection with (and concurrently with the consummation of) the sale of the Convertible Debentures to Boss, we understand that the Company intends to repurchase, pursuant to a tender offer, approximately 25.7 million shares of common stock (which includes shares outstanding and shares subject to stock options with a strike price of less than $22.50) representing approximately 57% of the Company's outstanding common stock as of the date hereof from existing stockholders of the Company for an aggregate purchase price of approximately $578.6 million (the "Common Stock Repurchase") (based on the number of shares of the Company outstanding as of the date hereof). You have asked us to assist you in raising a portion of the funds required to consummate the Common Stock Repurchase through the sale or placement of up to $200 million aggregate principal amount of senior subordinated debt securities (the "Notes") to be issued by the Company.
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        We understand that the sources of funds needed to effect the Common
Stock Repurchase and to pay all fees and expenses incurred in connection therewith and to provide for the ongoing working capital needs and general corporate requirements of the Company and its subsidiaries shall be provided solely through (i) a revolving credit facility pursuant to which the Company may borrow up to $350 million; provided that proceeds of the Bank Financing in an
                           --------
amount not to exceed the sum of (x) $100 million plus (y) the amount of (a) all cash earnout payments made after the date hereof and prior to the closing date of the Common Stock Repurchase (the "Closing Date") in connection with acquisitions consummated by the Company and its subsidiaries prior to the date hereof, (b) all cash payments made after the date hereof and prior to the Closing Date in connection with acquisitions consummated after the date hereof and prior to the Closing Date, and (c) cash payments required to be made to repurchase common stock as part of the Common Stock Repurchase, which common stock is issued after the date hereof in connection with acquisitions consummated by the Company and its subsidiaries after the date hereof and prior to the Closing Date, may be utilized on the Closing Date to make payments owing in connection with the transactions contemplated by this letter agreement, (ii) at least $200/A/ million of cash on hand at the Company and its subsidiaries on the Closing Date, (iii) $100 million from the issuance of the Convertible Debentures to Boss (the "Convertible Debenture Financing") and (iv) the Notes. The Common Stock Repurchase, the Convertible Debenture Financing and the other transactions contemplated by clauses (i) (other than the transactions referred to in or contemplated by clauses (a) - (c) of clause (i)) through (iv) of the preceding sentence are collectively referred to herein as the "Transaction". It is our understanding that other than the Bank Financing, the Convertible Debenture Financing, the Notes and other indebtedness reasonably acceptable to BTAB, the Company and its subsidiaries will have no

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        BTAB understands that up to $85 million of such cash may be used to consummate certain acquisitions prior to the Closing Date and to provide additional earnout consideration on acquisitions consummated prior to the date of this letter, in which case the financing required to effect the Convertible Debenture Financing and the Common Stock Repurchase would be increased by the amount of cash so utilized.
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other indebtedness for money borrowed after giving effect to the consummation of the Transaction. We further understand that the total consideration payable in connection with the Transaction (including fees and expenses not to exceed $35 million) shall not exceed $630 million (based on the number of shares of the Company outstanding as of the date hereof).

        We are pleased to inform you that, based upon our understanding of the Transaction as summarized above and current market conditions and subject to the conditions set forth below, we are highly confident of our ability to sell or place the Notes in connection with the Transaction. The structure, covenants and terms of the Notes will be on terms mutually acceptable to both parties based on market conditions at the time of the sale or placement and on the structure and documentation of the Transaction. Without limiting the generality of the proceeding sentence and without creating any commitment on the part of BTAB, based upon our understanding of the proposed transaction and current market conditions, we anticipate that the Notes (i) will have a final maturity of seven to ten years from the date of issuance , (ii) will not be subject to amortization prior to the final maturity thereof and (iii) will not require the issuance of equity or warrants to purchase equity in connection with their sale. Our confidence in our ability to consummate the sale or placement of the Notes is subject to (i) there not having occurred any material adverse change in the condition (financial or otherwise), results of operations, business or prospects of the Company and its subsidiaries taken as a whole since December 31, 1998,
(ii) there not existing any pending or threatened claim, suit or proceeding by any governmental or regulatory authority which BTAB shall reasonably determine could have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, (iii) the receipt of all necessary governmental, regulatory or third party approvals or consents in connection with the Transaction, (iv) the execution and delivery of documentation for the Transaction in form and substance reasonably satisfactory to BTAB and such documentation being in full force and effect (it being understood that BTAB has received and is reasonably satisfied with the Securities Purchase Agreement between Boss and the Company dated as of March 22, 1999 (the "Securities Purchase Agreement") and the exhibits thereto but BTAB has not had the opportunity to review the schedules thereto), (v) agreement on the terms of the Notes and negotiation and execution of satisfactory documentation with respect to the Notes and the offering and sale thereof, (vi) the terms and structure of the Bank Financing and Convertible Debenture Fi-
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nancing (it being understood that BTAB has reviewed and is reasonably satisfied with, subject to review of final documentation, the terms of the Convertible Debentures and the Indenture related thereto included as Exhibit 1.1C to the Securities Purchase Agreement, the Investors' Rights Agreement dated March 22, 1999 (the "Investors' Rights Agreement") among the Company and certain of its investors, included Boss, attached as Exhibit A to the Securities Purchase Agreement and the form of Amended and Restated Certificate of Incorporation of the Company attached as Exhibit A to the Investors' Rights Agreement) being reasonably acceptable to BTAB and the execution of documentation relating thereto reasonably satisfactory in form and substance to BTAB, (vii) the receipt and review (to our reasonable satisfaction) of either a solvency opinion from an independent third party or a solvency certificate from the chief financial officer of the Company, and an unqualified opinion of counsel as to compliance by the Company with the requirements of the Investment Company Act of 1940, as amended, (viii) the availability of audited and unaudited historical consolidated financial statements of the Company and its subsidiaries and pro forma financial statements of the Company and its subsidiaries after giving effect to the Transaction, in each case reasonably acceptable to BTAB and in form and presentation as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder applicable to registration statements filed thereunder, (ix) no change or proposed change in United States law having occurred that could reasonably be expected to adversely affect in a material way the economic consequences that the Company or its stockholders contemplate deriving from, or with respect to, the Transaction, (x) there not having been a material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general, in the reasonable judgment of BTAB and (xi) BTAB having a reasonable time to market the Notes based on BTAB's experience in comparable transactions.

        This letter is not intended to be and should not be construed as a commitment with respect to the underwriting, sale or placement of the Notes.

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        Except as otherwise required by law or unless BTAB has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof and Boss, its affiliates and legal and financial advisors). If this letter is not accepted by you by 6:00 p.m. on March 23, 1999, you are to immediately return this letter (and any copies hereof) to the undersigned.


                                        Very truly yours,

                                        BT ALEX. BROWN INCORPORATED


                                        By: -----------------------
                                            Name:
                                            Title:

AGREED TO AND ACCEPTED as of
the date first written above:

BUILDING ONE SERVICES CORPORATION


By: ----------------------------
    Name:
    Title: